Exhibit 5

Haskell Slaughter Young & Johnston,
  Professional Association
1200 AmSouth/Harbert Plaza
1901 Sixth Avenue North
Birmingham, Alabama  35203




                                                               November 22, 1995


HEALTHSOUTH Corporation
Two Perimeter Park South
Birmingham, Alabama 35243


         Re:      Plan and Agreement of Merger Among
                  HEALTHSOUTH Corporation, SSCI Acquisition Corporation and Sutter Surgery Centers, Inc.


Gentlemen:

     We have acted as legal counsel for HEALTHSOUTH Corporation, a Delaware corporation ("HEALTHSOUTH"), and SSCI Acquisition Corporation, a Delaware corporation (the "Subsidiary"), in connection with the transactions contemplated by that certain Plan and Agreement of Merger, dated August 23, 1995, by and among HEALTHSOUTH, the Subsidiary and Sutter Surgery Centers, Inc., a Delaware corporation, as amended (the "Plan of Merger"). The Plan of Merger, along with the other documents evidencing the transactions contem- plated by the Plan of Merger, are referred to collectively as the "Merger Documents".

     In connection with the preparation of this opinion, we have examined executed originals of the following documents:

                  (a)      the Merger Documents;

                  (b)      the charter documents and bylaws of HEALTHSOUTH; and

                  (c)      the charter documents and bylaws of the Subsidiary.

     We have also examined such other documents, certificates of public officials and officers of HEALTHSOUTH and the Subsidiary, records and matters of law as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

HEALTHSOUTH Corporation
November 22, 1995
Page 2


Further, our review of matters of law has been limited to the laws of the State of Alabama, the laws of the State of Delaware referred to herein and the Federal laws of the United States.

     Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, it is our opinion that the shares of Common Stock, par value $.01 per share, of HEALTHSOUTH issued pursuant to the Merger have been duly authorized and validly issued, and are fully paid and nonassessable.

     We do hereby consent to the reference to our firm under the heading "Legal Matters" in the Prospectus which forms a part of this Registration Statement, and to the filing of this opinion as an Exhibit thereto.



                                      Very truly yours,

                                      HASKELL SLAUGHTER YOUNG & JOHNSTON,
                                      Professional Association


                                      By:     /s/  BEALL D. GARY, JR.
                                          -------------------------------
                                                   Beall D. Gary, Jr.